Exhibit 10.23

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made as of August 22nd, 2016, by and between Acacia Research Group, LLC, a Texas Limited Liability Company (“Acacia”), and Veritone, Inc., a Delaware corporation (“Veritone” and, together with Acacia, the “Parties”).

WHEREAS, Acacia, through its wholly and majority- owned and controlled operating subsidiaries, invests in, licenses and enforces patented technologies; and

WHEREAS, Veritone desires to engage Acacia, from time to time during the Term (as defined herein) of this Agreement, to apply Acacia’s and its Affiliates’ (as defined herein) legal and technological expertise to assist Veritone in identifying, acquiring, registering, monetizing and enforcing Intellectual Property (as defined herein) assets, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” shall mean, when used with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York or California.

“Confidentiality Agreement” means the Non-Disclosure Agreement by and between the Parties, dated as of March 30, 2016, as it may be amended from time to time.

“Governmental Authority” shall mean any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over Acacia, Veritone or any of their respective Subsidiaries, and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction

“Intellectual Property” means, collectively, any U.S. and non-U.S. issued, registered, unregistered and pending: (i) patents and patent applications (including any divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions, provisional and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor; (ii) works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration; (iii) trademarks and service marks (including those which are protected without registration due to their well-known status), trade names, corporate names, domain names, logos, slogans, taglines, trade dress, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing; (iv) unpatented inventions (whether or not patentable), trade secrets under applicable law, know-how and confidential or proprietary information, including (in whatever form or medium), discoveries, ideas, compositions, rights in software (including all source and object code related thereto), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, pricing and cost information, correspondence and notes; (v) all claims and rights related to any of the foregoing; and (vi) all other intellectual property or proprietary rights.

“Law” will mean any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, agency requirement, or treaty of any Governmental Authority.

“Materials” has the meaning set forth in Section 11.1.

“Party” has the meaning set forth in the preamble.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“Providing Party” has the meaning set forth in Section 8.

“Receiving Party” has the meaning set forth in Section 8.

“Sales and Service Taxes” has the meaning set forth in Section 3.6

“Service Fees” has the meaning set forth in Section 3.1.

“Service Provider” means Acacia and/or any of its Affiliates providing Services hereunder.

“Service Recipient” means Veritone and/or any of its Subsidiaries receiving Services hereunder.

“Service Recipient Data” means all the data owned and provided solely by Service Recipient, or created by Service Provider solely on behalf, or for the benefit, of Service Recipient, that is used by Service Provider solely in relation to the provision of the Services, including employee information, customer information, product details and pricing information.

“Services” has the meaning set forth in Section 2.1.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in (A) the equity or (B) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Term” has the meaning set forth in Section 9.2.

2.	SERVICES

2.1 During the term of this Agreement, at Veritone’s request from time to time during the Term hereof, pursuant to a plan to be jointly developed by the parties, Acacia shall provide Veritone such support services and other assistance as Veritone may reasonably require in connection with the acquisition, prosecution and development of Veritone’s patent portfolio, the protection of its patented inventions from unauthorized use, the generation of licensing revenue from users of its patented technologies and, where necessary and if mutually agreed, the enforcement of its patented technologies against unauthorized users through the filing of patent infringement litigation (the “Services”).

2.2 Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, comply with applicable privacy and data security Laws in the provision or receipt of Services.

2.3 Service Provider shall provide each Service to Service Recipient (i) in at least substantially the same manner, scope and nature, at substantially the same level of professionalism and quality, as any substantially similar service is provided, or caused to be provided, by Service Provider or any of its Affiliates internally or to any of its Subsidiaries and (ii) in compliance with all applicable Laws.

2.4 The Parties acknowledge that, subject to Sections 2.2 and 2.3, the manner, means, and resources to provide the Services are in the reasonable discretion of Service Provider; provided that Service Provider shall in good faith discuss and consider any reasonable suggestions of Service Recipient with respect to the foregoing that are consistent with the terms of this Agreement.

2.5 Unless otherwise provided for in this Agreement, the Parties shall use their commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with the Services and obtaining all consents, licenses, sublicenses or approvals necessary (including the payment of any reasonable fees or expenses) to permit each Party to perform its obligations hereunder, in each case, subject to the restrictions of Section 8. Each Party shall cooperate with the other Party in determining the extent to which any tax is due and owing with respect to any of the Services, and in providing and making available appropriate documentation or information reasonably requested by the other Party including, but not limited to, applicable resale and/or exemption certificates.

3.	PRICING, BILLING AND PAYMENT

3.1 With respect to any Services provided hereunder, prior to the provision thereof, Service Recipient and Service Provider shall mutually agree upon, in writing, the amounts to be paid by Service Recipient to Service Provider for such Services and whether such Services may be provided by a third party and (a) Service Recipient shall pay such mutually agreed upon amounts to Service Provider in accordance with Section 3.2 and (b) Service Recipient shall reimburse Service Provider for all reasonable incidental out-of-pocket costs and expenses reasonably incurred by Service Provider in providing such Services, including air fare (coach class), lodging, meals, mileage, parking and ground transportation (the amounts described in clauses (a) and (b) above, collectively, the “Service Fees”).

3.2 Service Fees for the Services provided hereunder shall be determined in good faith by the Parties, as follows:

(a) with respect to internal resources of Service Provider or its Affiliates used in delivering the Services, together with any third-party products or services used or consumed in the ordinary course of delivering the Services that are not pass-through costs or reimbursable expenses, Service Fees shall be based on a good faith allocation of Service Provider’s centralized costs associated with the applicable Services, consistent with Service Provider’s recent historical practices for allocating such costs among its lines of business, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services; and

(b) with respect to any Services provided by third-party service providers, Service Fees shall be based on the reasonable and documented actual cost paid by Service Provider to the third-party service provider for the products or services furnished by the third-party service provider for the benefit of Service Recipient, plus all reasonable incidental out-of-pocket costs and expenses reasonably incurred by Service Provider in providing the Services.

3.3 To the extent that any Service is provided to Service Provider by a third-party service provider, Service Provider may at any time increase the charges for any Service upon written notice to Service Recipient, provided such increase is only to the extent of the amount of increase charged by such third-party service provider.

3.4 Not later than twenty-one (21) days after the last day of each calendar month, Service Provider shall provide to Service Recipient an itemized invoice for the preceding month’s Service Fees, if any. The amount stated in such invoice (to the extent such amount is not the subject of a good faith dispute in accordance with the terms set forth in Section 3.8) shall be paid by Service Recipient in full within forty-five (45) days of the date of Service Recipient’s receipt of the invoice (or the next Business Day following such date, if such forty fifth (45th) day is not a Business Day) through payment to an account designated by Service Provider.

3.5 Without prejudice to Service Provider’s other rights and remedies, in the event any sum due (other than those subject to dispute in good faith) to Service Provider pursuant to the terms of this Agreement remains unpaid thirty (30) Business Days after the applicable due date, interest shall accrue daily, from the due date until the date of actual payment, at an annual interest rate equal to 6%.

3.6 All payments due to Service Provider pursuant to the terms of this Agreement shall be exclusive of any sales, service, value-added or other similar tax or levy imposed upon the Services provided pursuant to this Agreement (“Sales and Service Taxes”), which shall be payable by Service Recipient unless (for the avoidance of doubt) the applicable Law provides that the relevant Sales and Service Taxes are levied directly on the Service Provider, in which case Service Provider will pay the relevant Sales and Service Tax directly to the taxing authority in accordance with applicable Law and Service Recipient shall reimburse Service Provider for such relevant Sales and Services Taxes. In connection with the Services provided pursuant to this Agreement, each Party shall be responsible for, and shall withhold or pay or both (or cause to be withheld or paid or both), as may be required by Law, all taxes pertaining to the employment of its personnel, agents, servants or designees. Each of Service Provider and Service Recipient shall pay and be responsible for their own taxes based on their own income or profits or assets.

3.7 Payments for Services or other amounts due under this Agreement shall be made net of withholding taxes; provided, however, that if Service Provider reasonably believes that a reduced rate of withholding tax applies or Service Provider is exempt from withholding tax, Service Provider shall provide Service Recipient with appropriate and customary documentation to Service Recipient that Service Provider qualifies for a reduction to or exemption from withholding under applicable Law.

3.8 In connection with Section 3.4, in the event of an invoice dispute of which Service Recipient is aware, Service Recipient shall deliver a written statement to Service Provider no later than ten (10) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. The Parties shall use their commercially reasonable efforts to resolve all such other disputes expeditiously and in good faith with Service Provider continuing to perform the Services in accordance with this Agreement pending resolution of any dispute.

4.	ACCESS

4.1 Each Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, provide to each other and their respective agents and vendors reasonable access (during normal business hours (when appropriate with respect to physical access), upon reasonable notice and supervised by the appropriate personnel of the Parties or as otherwise agreed by the Parties) to the information, personnel, and systems necessary for the efficient and accurate administration, provision, receipt or use of each of the Services and to avoid the duplication of any expenses or benefits thereunder; provided that all such information shall be shared subject to the confidentiality obligations set forth in Section 8, and any Party or third-party vendor receiving such information shall agree to be bound by such obligations prior to the provision of any such information.

4.2 All Services provided will be based upon reasonably timely, accurate and complete information from Service Recipient reasonably necessary for the provision of such Services, which Service Recipient shall use its commercially reasonable efforts to provide, and Service Provider shall be released from its obligations to provide or cause to be provided reasonably timely, accurate and complete Services to the extent (but only to the extent) Service Recipient fails to provide timely, accurate and complete information to Service Provider reasonably necessary for the provision of such Services. Service Provider’s nonperformance of its obligations under this Agreement shall be excused if and to the extent (a) such Service Provider’s nonperformance results from Service Recipient’s failure to perform its obligations hereunder and (b) Service Provider provides Service Recipient with written notice of such nonperformance, and such nonperformance by Service Recipient has not been cured within thirty (30) days of receipt of such notice.

5.	LIMITED WARRANTY

NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, UNLESS EXPRESSLY SET FORTH HEREIN, THE SERVICE PROVIDER REPRESENTS AND WARRANTS ONLY THAT THE SERVICES SHALL BE IN CONFORMITY WITH THIS AGREEMENT (INCLUDING SECTION 2.3). THE ABOVE-STATED LIMITED WARRANTY IS THE SERVICE PROVIDER’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO ANY SERVICES PROVIDED UNDER THIS AGREEMENT. THE SERVICE PROVIDER DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SUCH SERVICES.

6.	LIMITATION ON DAMAGES

IN NO EVENT SHALL ANY PARTY OR SUCH PARTY’S AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, EXCEPT, IN THE CASE OF SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES, TO THE EXTENT REASONABLY FORESEEABLE AND ARISING AS A RESULT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND IN ALL CASES EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIABILITY OF SERVICE PROVIDER WITH RESPECT TO SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES AND PASS-THROUGH EXPENSES RECEIVED BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT, EXCEPT FOR DAMAGES ARISING AS A RESULT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.	FORCE MAJEURE

7.1 Neither party shall be responsible for failure or delay in performance of its obligations hereunder, if and to the extent caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or disruptions, unusually severe weather or other similar cause beyond the control of the affected party (a “Force Majeure Event”), provided that the affected party shall have, promptly after knowledge of the beginning of a Force Majeure Event, notified the other party of such a Force Majeure Event, the reason therefor, and the estimated probable duration and consequence thereof. The Parties acknowledge and agree that such estimation shall not be considered binding in any way, and the affected party shall not incur liability of any kind if such estimation proves to be inaccurate. The affected party shall use its commercially reasonable efforts to restore performance of its obligations in accordance with this Agreement as soon as reasonably practicable following the commencement of a Force Majeure Event.

7.2 In the event that Service Provider is excused from supplying a Service pursuant to Section 7.1, Service Recipient shall be free to acquire replacement services from a third party at Service Recipient’s expense, and without liability to Service Provider, for the period and to the extent reasonably necessitated by such non-performance.

8.	CONFIDENTIALITY OF INFORMATION

Except as provided below, all data and information disclosed between Service Provider and Service Recipient pursuant to this Agreement, including information relating to or received from third parties and any Service Recipient Data, are deemed “Confidential Information” of the Party disclosing such information, as such term is defined in the Confidentiality Agreement. A Party receiving Confidential Information (the “Receiving Party”) shall not use such information for any purpose other than for which it was disclosed by the party providing such information (the “Providing Party”) and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement or, with respect to any trade secrets, indefinitely. The obligations of the Receiving Party and the Providing Party with regard to Confidential Information shall be governed by and set forth in the Confidentiality Agreement, which shall be deemed incorporated by reference herein.

9.	TERM AND TERMINATION

9.1 This is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement.

9.2 This Agreement shall continue for a term of two (2) years after the date hereof, unless sooner terminated as provided in this Section 9.2 (the “Term”). This Agreement may be terminated as follows:

(a) upon the mutual agreement of the Parties;

(b) by Veritone or Acacia, upon thirty (30) days’ prior written notice to the other Party, subject to Section 9.3;

(c) by Acacia, upon written notice to Veritone, if Service Recipient commits a material breach of its obligations under this Agreement and such breach continues uncured for a period of thirty (30) days after Service Provider has given prior written notice of such breach to Service Recipient; or

(d) by Acacia, upon thirty (30) days’ prior written notice to Veritone, in the event of a cessation of operations by Veritone or the institution by or against Veritone of any proceeding (whether voluntary or judicially ordered) in bankruptcy or for dissolution, liquidation, winding up, reorganization, arrangement or the appointment of a receiver, trustee or judicial administrator, in each case that is not dismissed within sixty (60) days of the initiation of such action, or if Veritone makes an assignment for the benefit of, or composition or arrangement with, creditors or admits in writing, its inability to pay its debts as they become due or fails to clear any check or note when presented for payment.

9.3 Upon termination or expiration of this Agreement for any reason, Service Provider shall, upon the written request of Service Recipient, deliver to Service Recipient or destroy (provided such destruction is promptly confirmed in writing by Service Provider if requested by Service Recipient), at Service Provider’s option, all data, records and other information provided to Service Provider by Service Recipient and pertaining to any matters for which Service Provider was providing Services hereunder; provided, however, Service Provider may retain copies of such data, records and information to the extent necessary for accounting, tax reporting, and compliance with Service Provider’s document retention policies, subject to the requirements of Section 8.

10.	RELATIONSHIP OF PARTIES

In providing the Services, Service Provider is acting as and shall be considered an independent contractor. This Agreement is not intended to create and shall not be construed as creating between Service Provider and Service Recipient any relationship other than an independent contractor and purchaser of contract services. The Parties specifically acknowledge that they are not, and this Agreement is not intended to and shall not be construed to make them, affiliates of one another and that no principal and agent, joint venture, partnership or similar relationship, or any other relationship, that imposes or implies any fiduciary duty, including any duty of care or duty of loyalty exists between the Parties. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other Party without such other Party’s prior written consent.

10.1 The Parties agree to use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement or any of its terms which the Parties cannot resolve by themselves amicably, the following provisions shall apply:

(a) If, within thirty (30) days after one Party notifies the other in writing of the existence of a dispute, either Party may, at its option, provide written notice of the intent to arbitrate. In the event the Party that is the recipient of such notice agrees to arbitrate, arbitration shall be according to the rules of the American Arbitration Association, except as herein modified by the Parties or otherwise as agreed to by the Parties. Within ten (10) days of the agreement of the Parties to arbitrate, each Party will select an arbitrator, and notify the other Party of its selection. Within fifteen (15) days after receipt of such notice, the respective arbitrators will select a third arbitrator. All such arbitrators shall have experience in the respective businesses of the Parties. Decisions of the panel must be in writing and will be final and binding upon the Parties, and judgment may be entered thereon by any court having jurisdiction.

(b) The arbitration proceedings will be held in Orange County, California, unless the Parties agree to a different location. All negotiation and arbitration proceedings will be confidential and will be treated as compromise and settlement negotiations for purpose of all rules of evidence. Each Party shall bear its own cost of presenting its case, and one-half of the cost incurred by the arbitration panel, or any mediation or alternative dispute resolution procedure, as the case may be, unless the arbitration panel determines otherwise.

10.2 Nothing in this Section 10 shall supersede the notice/cure and termination rights of the Parties otherwise set forth in this Agreement. This Section 10 shall apply without prejudice to any Party’s right to seek equitable remedies or injunctive relief to which such Party may be entitled at any time.

11.	RECORDS

11.1 Service Provider shall retain, for a period of three (3) years following the applicable date upon which Services are rendered, all books, records, files, databases or computer software or hardware (including current and archived copies of computer files) (the “Materials”) with respect to matters relating to the Services provided to Service Recipient hereunder that are in a form and contain a level of detail substantially consistent with the records maintained by Service Provider (unless any such Materials have been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information). Each Party agrees to use its commercially reasonable efforts to provide the other Party with notice of material modifications to its record retention policies in a timely manner. As promptly as practicable following the expiration or termination of the applicable duration (or earlier termination) of each Service or the Term, Service Provider will use its commercially reasonable efforts to furnish to Service Recipient in the form reasonably requested by Service Recipient, and assist in the transition of, the Materials belonging to Service Recipient. If at any time during the three (3) year period following the applicable date upon which Services are rendered Service Recipient reasonably requests in writing that certain of such Materials be delivered to Service Recipient, Service Provider promptly shall arrange for the delivery of the requested Materials in a form reasonably requested by Service Recipient to a location specified by, and at the expense of, Service Recipient (unless any such Materials have been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information).

11.2 The Service Recipient Data shall be and shall remain the property of Service Recipient and, to the extent reasonably practicable, shall be promptly provided to Service Recipient by Service Provider upon Service Recipient’s request. The Service Provider shall use Service Recipient Data solely to provide the Services to Service Recipient as set forth herein and for no other purpose whatsoever.

11.3 Notwithstanding anything herein to the contrary and subject to Section 8, Service Provider may retain copies of the Materials and Service Recipient Data in accordance with policies and procedures implemented by Service Provider in order to comply with applicable Law or document retention policies as in effect from time to time and in accordance with past practices.

12.	INTELLECTUAL PROPERTY

Unless otherwise specifically provided herein, this Agreement shall not transfer ownership of any Intellectual Property from either Party to the other Party or to any third party. Ownership of any Intellectual Property created by a Service Provider in connection with providing a Service to a Service Recipient under this Agreement shall be retained by such Service Provider, unless based on Service Recipient’s Confidential Information or unless otherwise agreed to between the Service Provider and the Service Recipient, in writing. If Service Provider creates any Intellectual Property in connection with providing a Service based, in whole or in part, on Service Recipient’s Confidential Information or to the extent agreed to between the Service Provider and the Service Recipient, then the creation of such Intellectual Property that is primarily related to or arising from the applicable Service shall be considered a “work made for hire” under applicable Law and shall be owned by Service Recipient. If such creation is not considered a “work made for hire” under applicable Law, then Service Provider hereby irrevocably assigns, and shall assign, to Service Recipient, without further consideration, all of Service Provider’s worldwide right, title, and interest in and to such Intellectual Property.

13.	ASSIGNMENT

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, in whole or in part, including by operation of law, by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except that Acacia may delegate its rights or obligations hereunder, in whole or in part, to any of its Affiliates without the consent of Veritone; provided, however, that such Affiliate agrees in writing to be bound by this Agreement and to assume all of Acacia’s obligations under this agreement. For the avoidance of doubt, no such delegation shall relieve Acacia of any of its obligations hereunder.

14.	NOTICES

All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (d) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(i)	If to Acacia:

Acacia Research Group

17480 Dallas Parkway, Suite 121

Dallas, TX 75287

Attention: CEO

Facsimile: 214-291-4650

(ii)	If to Veritone:

Veritone, Inc.

3366 Via Lido

Newport Beach, CA 92663

Attention: Chief Financial Officer

Facsimile: 949-200-0365

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

15.	SURVIVAL

The Parties’ rights and obligations under Sections 3, 5, 6, 8, 9.3 and 10 through 16 shall survive expiration or termination of this Agreement.

16.	GENERAL PROVISIONS

16.1 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

16.2 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

16.3 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

16.4 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by both Parties. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

16.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

16.6 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

16.7 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California. In furtherance of the foregoing, the internal Laws of the State of California shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Services Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

ACACIA RESEARCH GROUP LLC

By:	/S/ MARVIN E. KEY
Name: Marvin E. Key
Title: CEO

VERITONE, INC.

By:	/S/ JOHN M. MARKOVICH
Name: John M. Markovich
Title: CFO